UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

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FOR IMMEDIATE RELEASE

CYPRESSFIRST SENDS LETTER TO CYPRESS SEMICONDUCTOR STOCKHOLDERS

Reveals New Information on Executive Chairman Ray Bingham’s Conflict of Interest

Sets the Record Straight on Cypress Board’s False and Misleading Proxy Materials and the Board’s

Governance Problems and Failures

Urges Stockholders to Protect and Enhance Stock Value by Voting the GOLD Proxy Card at the Annual

Meeting FOR the Election of Dan McCranie and Camillo Martino

SAN JOSE, C.A., May 11, 2017—Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress” or “the Company”) Board of Directors at the 2017 Annual Meeting of Stockholder scheduled to be held on June 8, 2017, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder, (collectively “CypressFirst”) today mailed a letter to Cypress stockholders regarding the upcoming election of directors. The letter provides new information regarding Cypress executive chairman Ray Bingham’s ongoing conflict of interest, and the Cypress Board’s failure to take corrective action.

The full CypressFirst letter, urging Cypress Semiconductor stockholders to vote the GOLD proxy card FOR the election of Dan McCranie and Camillo Martino, can be found at www.CypressFirst.com or on the website of the Securities and Exchange Commission (www.sec.gov). A copy of the letter follows:

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May 11, 2017

Vote the Enclosed GOLD Proxy Card to Elect Two Highly Qualified and Experienced Directors

to the Cypress Semiconductor Board

To My Fellow Cypress Stockholders:

By now you have probably received materials from both CypressFirst and the Board of Cypress Semiconductor Corporation for its June 8, 2017 Annual Meeting of Stockholders. I believe that the members of the current Cypress Board, who have a fiduciary duty to protect the interests of all Cypress stockholders, are less concerned with that duty than they are with protecting two incumbent directors, Messrs. Ray Bingham and Eric Benhamou, the only ones we are challenging in this election. Here’s why.

On December 9, 2016, I sent a private letter to the Cypress Board, titled: “Canyon Bridge: An Unnecessary Threat to Cypress, Its Stockholders and Board,” which carefully pointed out to the Board that executive chairman Ray Bingham’s simultaneous employment with Cypress competitor Canyon Bridge was a black-and-white violation of seven rules in the Cypress Code of Ethics, one of which says,

“It is a conflict of interest to serve as a director of any company that competes with the Company [Cypress].”

I also wrote, “This letter is about investors. We don’t want to wake up one morning, read a surprise Wall Street Journal article (like the Congressional letter story this week) and see that our stock has dropped to $6. I respectfully remind you that the board’s primary duty is to its stockholders, not to its own members.”

The Board should have simply followed its own Code of Ethics regarding conflicts of interest, but it ignored my letter, forcing this proxy contest and the filing of the first lawsuit in the Delaware Court of Chancery, which demanded that the Cypress Board stop stonewalling and produce information on the Bingham-Canyon Bridge conflict of interest. And, if the Cypress Board had not misled investors in its recent Proxy Materials, including misrepresenting its loss in the first Delaware lawsuit, there would have been no need to file the second Delaware lawsuit, which I believe will demonstrate that the Board attempted to mislead stockholders in its 2017 Proxy Materials.

CypressFirst Board candidate, J. Daniel McCranie, stated, “Instead of addressing the actual issues, the Board has chosen to turn stockholder communications over to an outside team of lawyers, who have failed to even discuss these obvious problems. Their focus remains on T.J. Rodgers, and their assessment of his motivations for this Proxy Contest. That’s unfortunate, because this election is not about T.J. Rodgers. He is not running for the Cypress Board. Camillo and I are running. Nor is this election about the Board’s lawyers’ overblown and inaccurate descriptions of T.J. Rodgers’ accomplishments and personality. Cypress’s new CEO, Hassane El-Khoury, should be focusing on breaking Rodgers’ track record of returning $4.1 billion to stockholders and winning 29 consecutive proxy elections—not on traveling to defend the irrelevant ‘hit pieces’ written by the Board’s lawyers.”

CypressFirst Board candidate Camillo Martino, added, “I have never seen a conflict of interest as glaring as this one. Cypress can achieve excellent returns for its stockholders. I have little doubt about that. But, it cannot do so in a culture created by a top executive who prioritizes self-enrichment over the stockholders’ interests and a Board that lets him get away with it.”

The New Information

The primary purpose of this letter is to provide stockholders with new information on the ongoing Bingham-Canyon Bridge conflict of interest story—including new evidence that the Cypress Board was aware of but failed to disclose to stockholders, as well as new disclosures on the extraordinary $36 million in “management fees” that Chinese investment funds have transferred to Canyon Bridge Management Corp., which is owned by just three people, Benjamin Chow, Hong John Kao and Ray Bingham—who remains on the Cypress payroll as executive chairman.

Cypress Lost the First Delaware Lawsuit Relating to Canyon Bridge

The Board’s lawyers have “spun” my efforts to get at the truth on behalf of all Cypress stockholders as a “personal vendetta” against executive chairman Ray Bingham. However, after the Delaware Court of Chancery heard my direct testimony and cross-examination by the Cypress Board’s lawyers it made the following statements in its Post-trial Opinion:

“Judgment will be entered in Rodgers’ favor and Cypress will be required to produce the documents Rodgers sought in his demand letter dated January 19, 2017 (the “Demand”)...”

“Rodgers has demonstrated, through documents, logic, and testimony, a credible basis to infer potential wrongdoing by Bingham. Specifically, Rodgers has established a credible basis to infer that Bingham may have violated Cypress’ Code of Business Conduct and Ethics (the “Code”)…”

“The dual hats Bingham wears suggest that his interests with respect to Canyon Bridge may well conflict with the business interests of Cypress.”

“Based on Rodgers’ testimony, which I generally found to be highly credible, and the other evidence of record, I am not convinced that Rodgers’ actual purpose is to pursue a personal vendetta against Bingham.”

So, why does the Board keep repeating the “vendetta” mantra? I believe it’s because it desperately needs a diversion from the most important issue: The Board has not only turned a blind eye to Mr. Bingham’s serious conflict of interest, but it has also compounded the problem by failing to disclose the facts to Cypress stockholders concerning Bingham’s involvement with Canyon Bridge. These facts include Bingham’s involvement with Canyon Bridge earlier than the Board claimed to stockholders and the details of his very lucrative financial arrangements, as outlined below.

Why is Mr. Bingham’s ownership stake in Canyon Bridge Management Corp. such an irreconcilable conflict? It’s because Canyon Bridge, in its own words:* “focuses on acquiring interests in companies in the technology sector (specifically, companies in the semi-conductor industry).” Without the 32 acquisitions performed during its lifetime, Cypress would not exist, because those M&A efforts now account for well over 50% of Cypress’s current revenue and stock value. Cypress should not be forced to compete in M&A against its own chairman.

*	SEC Form ADV Part 2 Brochure: “Canyon Bridge Management Corp.,” 1/26/17

The New Information on Canyon Bridge

Stockholders have a right to know	What the facts show
When did Ray Bingham become involved with Canyon Bridge?

Cypress’s CFO and CEO were shocked by a November 3, 2016 Canyon Bridge press release, which stated that Mr. Bingham was a “Founding Partner” of Canyon Bridge, a new PE firm that was acquiring Lattice Semiconductor. The Board changed its mind and now claims in its Proxy Materials* that the press release was wrong: that Mr. Bingham joined Canyon Bridge in December 2016, that “Bingham was not involved in Canyon Bridge’s efforts to source the Lattice transaction, perform due diligence or negotiate terms,” and that “Cypress Lead Independent Director [Eric Benhamou], with outside counsel, confirmed these facts.”

The Board’s Proxy Materials claims are directly contradicted, however, by a new February 16, 2017 written statement from Canyon Bridge to Reuters that was just unsealed in our Delaware 220 lawsuit. It reconfirms everything Canyon Bridge said in its November 3 announcement about Mr. Bingham’s early involvement in Canyon Bridge:

“The partners had reached an understanding in October 2016 about how they would work together, and have been working together on that basis since. All public announcements and regulatory filings made by Canyon Bridge regarding the Canyon Bridge and Lattice transactions were reviewed and approved at the relevant time by all named parties and individuals, and Canyon Bridge stands by all such statements.”

Canyon Bridge has no motive to mislead—and it is the Cypress Board that first agreed with the Canyon Bridge story and then changed its story.

How much funding from China Reform Holdings did Canyon Bridge receive?	The Canyon Bridge SEC filing* and a Reuters investigation* show that $1.515 billion came from China Reform Holdings through three other Chinese funds to Canyon Bridge Management Corp., which is owned by Ray Bingham, Benjamin Wong and Hong John Kao.
What are Mr. Bingham’s financial incentives to serve the interests of Canyon Bridge and its backers?	The Canyon Bridge SEC filing also shows that Canyon Bridge Management Corp. received $6,147,541 in cash for “management fees” for the last quarter of 2016, a further $30,000,000 cash advance for 2017 management fees and will receive $30 million per year thereafter. Mr. Bingham and his two partners will also benefit from 20% “carried interest”—20% of the profits from Canyon Bridge Management’s investments from the $1.515 billion fund. We believe this relevant financial data should not have been omitted from the Cypress Proxy Materials. How will Mr. Bingham “share” information on his new semiconductor M&A opportunities with his two employers?
What did the Cypress Board do to determine if Mr. Bingham’s role at Canyon Bridge constituted a conflict of interest?	Despite numerous requests, the Cypress Board has failed to present any evidence that the Code of Ethics was ever considered. All of Cypress’s statements to date are vague and undocumented, such as “Bingham discussed [the] Canyon Bridge role with [the] Cypress Board and outside counsel prior to joining,”* or [Cypress has] “well defined conflict of interest policies at all levels of the company.” What actually happened is never mentioned.

Stockholders have a right to know	What the facts show
Despite the Conflict of Interest, how much are Cypress stockholders paying Mr. Bingham to serve as executive chairman while he pursues outside interests?	As executive chairman, a part-time mentoring job, Mr. Bingham receives an annual salary plus target bonus of $877,500, and has been granted a total of $4.5 million in restricted stock units (RSUs). Unlike all other Cypress executives, his RSUs vest solely on time served, and are not subject to performance milestones as are the RSUs of every other Cypress executive. His pay package was pre-approved by Compensation Committee Chairman, Eric Benhamou, and not debated by the board.

*	Source: Cypress Definitive Proxy April 19, 2017
*	Source: SEC Form ADV Part 2 Brochure: “Canyon Bridge Management Corp.,” 1/26/17
*	Reuters, “Chinese government money backs buyout firm’s deal for U.S. chip maker,” November 28, 2016

CypressFirst has other compensation and conflict of interest questions:

•	Why has the Board fought so vigorously in a Delaware Court against disclosure of information to us that should only confirm what a thoughtful and thorough job the Board has done?

•	Why has the Board agreed twice in negotiations to seat J. Daniel McCranie on the Cypress Board, only to attack him days later as a non-independent agent of T.J. Rodgers?

•	Why does the Board refuse to properly interview one of our candidates, Camillo Martino, who, in addition to his governance and operations experience, is also an expert on the system solutions underlying Cypress 3.0?

•	Where is the independent compensation study Mr. Benhamou claims he received to justify Mr. Bingham’s seemingly excessive compensation for the part-time executive chairman job?

As a stockholder, you have a right to receive full and accurate information regarding the Bingham-Canyon Bridge conflict of interest before the June 8 election. Unfortunately, it’s taking a second Delaware lawsuit to attempt to pry that “full and accurate” information out of the Cypress Board.

Cypress 3.0: The Future

Like any other stockholder, I want Cypress to succeed—to grow profitably, to remain an industry automotive leader and to increase stockholder value. I fully support the new CEO, Hassane El-Khoury, and regret that the Board’s actions have placed him in the middle of a proxy contest the Board could have averted long ago.

As part of Cypress’s formal succession planning process, I personally recommended that Hassane El-Khoury become Cypress’s new CEO, exactly because of his personal system-solution capabilities and his demonstrated business management expertise. Despite that formal succession plan, Ray Bingham blocked El-Khoury’s succession to CEO for over three months, while he paid a six-figure fee to a headhunter in an unsuccessful search to find a non-Cypress candidate. It was only after the Board gave Mr. Bingham the highly paid executive chairman “mentoring” position that the succession plan was followed. In my opinion, Mr. Bingham has not earned his mentor’s pay. He failed to accompany the new CEO on his inaugural trips and showed up at work only two days per week in 2016 after his August appointment. We now know he had a second job starting in October 2016.

The Board wants you to believe that a vote for the CypressFirst candidates is somehow a repudiation of the “Cypress 3.0” strategy. That’s absurd. We all believed and continue to believe in a system-solution strategy for Cypress, which is now dubbed “Cypress 3.0.” That’s why Cypress has been on a course to make our products more complete system-level solutions, starting all the way back in 2000, when Cypress funded the internal startup that invented PSoC, the Programmable System on Chip.

After that, the following actions to build the infrastructure for Cypress 3.0 system-solution capability were taken from 2008-2016: 1) starting the automotive business unit, 2) hiring Hassane El-Khoury to run it, 3) merging with Spansion to build our automotive business by a factor of five, 5) fully integrating Fujitsu Electronics, a Japanese automotive powerhouse, 6) acquiring an Internet of Things (IoT) division from Broadcom, 7) introducing leadership USB Type-C system-level products, 8) hiring hundreds of software and applications engineers to create complete system solutions, and finally 9) naming Hassane El-Khoury as my successor.

Yet, the Board now seeks to rewrite history, claiming that the last two quarters represent some sort of abrupt sea change based not on years of infrastructure-building, but on the PR buzzword “Cypress 3.0.”

Cypress Would Benefit from Upgrading the Board in Any Case

In our letter to stockholders dated April 10, we presented a Director Qualification chart. The analysis in the chart shows that based on real semiconductor company experience—as CEO, as public-company board members, as operations experts, and as technical people with electrical engineering degrees—each of our candidates is more qualified to sit on a system-solution semiconductor company board than any current Cypress Board member.

In addition, while CEO Hassane El-Khoury is doing a good job at Cypress 3.0, it is clear that he would benefit from their mentoring on Cypress’s nagging operational problem of low gross margin. Finally,

Messrs. Bingham and Benhamou have Failed to Govern with Integrity, and We Now Offer a Modest and Measured Solution to That Problem

We believe the Cypress Board should focus on stockholder value rather than on circling the wagons. We believe Nominees J. Daniel McCranie and Camillo Martino can help the Cypress Board:

•	enhance stockholder value with their exceptional experience

•	restore compliance with the Cypress Code of Business Conduct and Ethics

•	eliminate the Canyon Bridge conflict of interest problem

•	eliminate the expensive executive chairman position

•	mentor the new CEO effectively without demanding excessive pay

We at CypressFirst urge you once again to vote the enclosed GOLD proxy card for two extraordinarily qualified individuals, J. Daniel McCranie and Camillo Martino, so that they can represent your interests on an otherwise-complacent Cypress Board.

Sincerely,

J. Daniel McCranie	Camillo Martino	T.J. Rodgers

MAKE YOUR VIEWS CLEAR TO THE BOARD BY AUTHORIZING A PROXY TO VOTE FOR EACH PROPOSAL BY FOLLOWING THE INSTRUCTIONS ON THE GOLD PROXY CARD. IF YOU JUST SIGN AND RETURN THE GOLD CARD, YOUR VOTES WILL BE MADE ACCORDING TO THE GOLD CARD RECOMMENDATIONS.

DO NOT RETURN ANY WHITE PROXY CARD THAT YOU MAY RECEIVE FROM THE COMPANY RELATING TO THE ANNUAL MEETING, EVEN AS A PROTEST VOTE.

IF YOU HAVE ALREADY SUBMITTED A WHITE PROXY CARD TO THE COMPANY RELATING TO THE ANNUAL MEETING, IT IS NOT TOO LATE TO CHANGE YOUR VOTE. TO REVOKE YOUR PRIOR PROXY AND CHANGE YOUR VOTE, SIMPLY SIGN, DATE AND RETURN THE GOLD PROXY CARD.

For more information about the CypressFirst nominees, please read the CypressFirst Proxy Statement. The CypressFirst Proxy Statement, the Post-Trial Opinion (http://cypressfirst.com/pdf/Post-Trial-Opinion.pdf) of the Delaware Court of Chancery in the Section 220 litigation, and Rodgers’s Complaint (http://cypressfirst.com/pdf/Second-Complaint.pdf) against the Cypress Board of Directors for their misstatements and omissions in Cypress’ proxy materials, and other related materials are online at www.CypressFirst.com.

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